Exhibit 99.1

Company Contact:
Ms. Wenbin Zhu, Chief Financial
Officer
China SHESAYS Medical Cosmetology Inc.
Tel: +86-135-1816-1269
E-mail: zwb10305@126.com
Web Site: www.chinashesays.com

China SHESAYS Medical Cosmetology Inc. Announces 2010 Results

CHENGDU, China, April 4, 2010 – China SHESAYS Medical Cosmetology Inc. (OTC Bulletin Board: CSAY) (“China SHESAYS” or the “Company”), which operates a network of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province, China, today announced financial results for full year ended December 31, 2010.

FY 2010 Financial Results

Full Year 2010 Results (audited)
	2010	2009	CHANGE
Net Sales	$12.2 million	$8.8 million	+37.8%
Gross Profit	$8.8 million	$6.2 million	+41.3%
Net Income	$1.3 million	$1.8 million	-24.0%
GAAP EPS (Diluted)	$0.08	$0.13	-38.5%

Revenue for the year ended December 31, 2010 totaled $12.2 million, up approximately 37.8% from $8.8 million for the year ended December 31, 2009. The revenue growth was driven by new outpatient clinics in Leshan, Yibin and Zigong launched in late 2010, and continued efforts to attract new customers in the headquarter hospital. The Company served approximately 25,682 customers in the headquarter hospital and three clinics in 2010 compared to approximately 20,514 customers in 2009. For 2010, revenues of the headquarter hospital increased by 33.0% to $11.7 million, compared to $8.8 million in 2009, while three new clinics contributed approximately $0.5 million in revenues.

"We are pleased to report our fiscal 2010 results with strong revenue growth. Our marketing strategy was successful and complemented by the expansion of our outpatient clinics, which enable us to gain additional market share in Sichuan province and achieve record sales for the year," commented Yixiang Zhang, Chairman and Chief Executive Officer of China SHESAYS. "Year 2010 is a very important milestone for our company as we achieved U.S. listing and closed a PIPE financing of $1.2 million. In addition, we expanded outside our home market of Chengdu and into other cities including Leshan, Yibin and Zigong in Sichuan province, which we believe will further improve our brand name and build toward a leading position in Sichuan province.”

Revenue generated from cosmetic surgery service increased by 28.1% from 2009 to $6.2 million, with a gross margin of 71.6% . Cosmetic surgery service represented approximately half of 2010 revenues. Revenue of professional medical beauty service was strong, growing by 64.7% to $4.9 million with a gross margin of 82.9% . Revenue of cosmetic dentistry services totaled $0.4 million in 2010, compared to $0.6 million in 2009. Revenue generated from sales of cosmetic goods in 2010 was approximately $0.6 million, an increase of 45.0% compared to $0.4 million in 2009.

Cost of revenue was $3.4 million for 2010, or 27.5% of revenues, compared to $2.6 million, or 29.3%, of revenues for 2009. The increase in cost of revenue was mainly due to the increase in revenues in 2010.

Gross profit for 2010 was $8.8 million, up 41.3% from $6.2 million for 2009. The increase in gross profit was mainly attributable to increased revenues in 2010. Gross margin for the year ended December 31, 2010 was approximately 72.5% as compared to gross margin of approximately 70.7% for the year ended December 31, 2009.

Operating expenses increased 129.1% to $6.8 million in 2010 from $4.2 million in 2009 mainly due to marketing and advertising expenses and professional and consultant fees relating to being a public company.

Operating Income increased 1.1% to $2.0 million for 2010 and operating margins were 16.7% compared to 22.7% in 2009.

Income tax was $0.6 million for 2010, as compared to $0.2 million for 2009, an increase of approximately 176.2%, with an effective tax rate of 32.1% and 11.4% in each respective period. The increase was mainly due to the expiration of the income tax rate which was calculated based on net income for income tax purposes assessed at 10% of services revenue with the applicable tax rate of 25% in 2009. From 2010 onwards, the Company has an income tax rate of 25%.

Net income was $1.3 million for the year ended December 31, 2010 as compared to $1.8 million for the year ended December 31, 2009, representing a decrease of approximately 24.0% . The decrease was due to the increase of operating expenses related to being a public company and change of tax rate in 2010. Earnings per share in 2010 amounted to $0.08, down 38.5% from $0.13 in 2009, based on weighted average shares outstanding of 16.2 million and 13.5 million respectively.

Balance Sheet and Cash Flow

As of December 31, 2010, cash and cash equivalents totaled $1.0 million compared to $1.4 million as of December 31, 2009. Stockholders’ equity was $5.0 million compared to $2.6 million as of December 31, 2009, with total assets of $9.1 million versus total liabilities of $3.9 million on December 31, 2010. For the twelve months of 2010, the Company generated $2.3 million in cash from operations, compared to $2.1 million for twelve months ended December 31, 2010.

“We expect our three outpatient clinics to be profitable and start to contribute incremental growth to the Company in fiscal 2011. In addition, we will launch our new flagship hospital in Chengdu in June 2011, which will significantly increase our scale and meet the growing consumer demand for our services. We have established a solid foundation by building a recognized brand name in the cosmetology industry in the region to leverage the consumer’s desire to pursue their beauty of life and capitalize on the significant secular growth drivers." concluded Mr. Zhang.

About China SHESAYS Medical Cosmetology Inc.

China SHESAYS, founded in 2005, operates a chain of specialized medical cosmetology hospitals, clinics and skincare centers in Sichuan province. The Company has a full range of services including cosmetic surgery, cosmetic dermatology, cosmetic dentistry and cosmetic Traditional Chinese Medicine (“TCM”). Headquartered in Chengdu, China, China SHESAYS has become one of the most renowned cosmetology hospital chains in Sichuan province. Currently, the Company serves more than 20,000 patients each year. For more information about the Company, please visit the Company’s website at www.chinashesays.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements are based upon the current plans, estimates and projections the Company’s management and are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the forward looking statements. Such statements include, but are not limited to, those concerning the Company’s market and industry segment growth and penetration and demand; the acceptance of the Company’s cosmetic services and products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance, including earning ability; uncertainties related to conducting business in China, as well as all assumptions, expectations, hopes, beliefs, predictions, and intentions about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company’s ability to maintain its competitive position as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. China SHESAYS does not assume any obligation to update the forward-looking information contained in this press release.

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
("CHINA SHESAYS") AND SUBSIDIARIES
BALANCE SHEETS

ASSETS

	December 31,
	2010	2009
	Consolidated	Combined
CURRENT ASSETS
Cash and cash equivalents	$1,029,280	$1,371,732
Inventories, net	521,254	335,932
Due from stockholders	52,821	-
Other current assets and prepaid expenses	1,446,837	526,507
Total Current Assets	3,050,192	2,234,171

PROPERTY AND EQUIPMENT, NET	6,008,198	1,629,661

DEFERRED TAX ASSETS	184,857	-

TOTAL ASSETS	$9,243,247	$3,863,832

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$725,386	$508,643
Notes payable	910,332	42,659
Deferred revenue	24,441	24,254
Other payables and accrued liabilities	1,554,162	655,913
Income tax payable	706,450	54,428
Sales tax payable and other taxes payable	13,487	7,260
Due to a related company	-	20,555
Total Current Liabilities	3,934,258	1,313,712

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
China Shesays Stockholders' equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of December 31, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, 65,849,200 shares authorized, 18,600,012 shares issued as of December 31, 2010 and 13,500,012 shares issued as of December 31, 2009	18,600	13,500
Additional paid in capital	2,160,485	1,011,153
Retained earnings
Unappropriated	2,438,376	1,373,765
Appropriated	429,566	151,284
Accumulated other comprehensive income	130,349	418
Total China Shesays Stockholders' Equity	5,177,376	2,550,120

Noncontrolling interests	131,613	-
Total Equity	5,308,989	2,550,120

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,243,247	$3,863,832

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
("CHINA SHESAYS") AND SUBSIDIARIES
STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME

	Year ended December 31,
	2010	2009
	Consolidated	Combined

REVENUE
Customer service revenue
Cosmetic surgery service	$6,195,516	$4,835,389
Professional medical beauty service	4,940,433	2,998,806
Cosmetic dentistry services	427,427	579,822
Sales of goods	609,855	420,656
Total Revenue	12,173,231	8,834,673

COST OF REVENUE
Cost of service revenue
Cosmetic surgery service	(1,762,733)	(1,536,779)
Professional medical beauty service	(847,827)	(517,428)
Cosmetic dentistry services	(164,928)	(168,547)
Cost of goods sold	(228,078)	(162,705)
Depreciation	(349,328)	(206,831)
Total Cost of Revenue	(3,352,894)	(2,592,290)

GROSS PROFIT	8,820,337	6,242,383

OPERATING EXPENSES
Selling, general and administrative expenses	2,862,664	2,680,577
Advertising costs	3,014,871	1,290,545
Professional and consultant fees	716,910	138,292
Depreciation	197,071	125,768
Total Operating Expenses	6,791,516	4,235,182

INCOME FROM OPERATIONS	2,028,821	2,007,201

OTHER INCOME (EXPENSES)
Other income	4,574	52,714
Interest income	5,128	3,383
Interest expenses	(48,852)	(3,224)
Imputed interest	(250)	(1,027)
Other expenses	(41,530)	(66,489)
Total Other Expenses, net	(80,930)	(14,643)

INCOME FROM OPERATIONS BEFORE TAXES	1,947,891	1,992,558
Add (less):
Income tax expenses	(624,605)	(226,116)
Net loss attributable to noncontrolling interests	19,607	-
NET INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	1,342,893	1,766,442

OTHER COMPREHENSIVE INCOME (LOSS)
Total foreign currency translation gain	129,429	1,073
Add: foreign currency translation loss attributable to
noncontrolling interests	502	-
Foreign currency translation gains attributable to China
Shesays common stockholders	129,931	1,073
COMPREHENSIVE INCOME ATTRIBUTABLE TO CHINA SHESAYS COMMON STOCKHOLDERS	$1,472,824	$1,767,515

Net income per share-basic and diluted	$0.08	$0.13

Weighted average number of shares outstanding during the year
- basic and diluted	16,170,417	13,500,012

CHINA SHESAYS MEDICAL COSMETOLOGY INC.
("CHINA SHESAYS") AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009
	Consolidated	Combined

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,342,893	$1,766,442
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation - cost of service revenue	349,328	206,831
Depreciation - operating expenses	197,071	125,768
Deferred income taxes	(180,240)	-
Impairment losses on other receivable	146,873	-
Loss on disposal of property and equipment	14,613	-
Imputed interest	250	1,027
Minority interest	(19,607)	-
Changes in operating assets and liabilities
(Increase) decrease in:
Inventories	(168,458)	(199,053)
Other current assets and prepaid expenses	(1,026,158)	(273,935)
Increase (decrease) in:
Accounts payable	192,802	86,277
Deferred revenue	(701)	21,860
Other payables and accrued liabilities	853,873	380,886
Income tax payable	633,748	34,079
Sales tax payable and other taxes payable	5,806	(27,839)
Net cash provided by operating activities	2,342,093	2,122,343

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4,770,795)	(753,334)
Due from stockholders	(52,821)	-
Net cash used in investing activities	(4,823,616)	(753,334)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank loan borrowed	887,587	73,090
Bank loan repaid	(43,146)	(30,454)
Due to related companies	(20,790)	(85,603)
Due to stockholders	-	(726,434)
Net proceeds from stock issuance in private placement	1,104,000	-
Contribution by stockholders	50,182	731,294
Contribution by minority stockholder	151,722	-
Net cash provided by (used in) financing activities	2,129,555	(38,107)

EFFECT OF EXCHANGE RATES ON CASH	9,516	419

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(342,452)	1,331,321

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,371,732	40,411

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,029,280	$1,371,732

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expenses	$48,852	$3,224
Cash paid for income tax	$175,714	$192,037